November 15, 2013

Sequential Brands Group, Inc.

1065 Avenue of the Americas

30th Floor

New York, New York 10018

Ladies and Gentlemen:

We have acted as counsel to Sequential Brands Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the Company’s Amendment No. 1 to its Registration Statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the sale by the parties listed as selling stockholders (the “Selling Stockholders”) in the Registration Statement of an aggregate of 10,402,322 shares of common stock, par value $0.001 per share, of the Company (the “Securities”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the amended and restated certificate of incorporation of the Company filed as Exhibit 3.1 to the Registration Statement, (ii) the by-laws of the Company filed as Exhibit 3.5 to the Registration Statement, (iii) resolutions of the board of directors of the Company, (iv) the Registration Statement, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Securities have been validly issued, fully paid and are non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (without taking into account any administrative or judicial interpretations thereof).

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

The opinions set forth in this letter are effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention. We express no opinions other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

Sincerely,

/s/ White & Case LLP

WHITE & CASE LLP

NZ:DJ:ST:AL:JG

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